News from

Buckeye

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352

Eric Whaley
Investor Relations
901-320-8509
Website:  www.bkitech.com

BUCKEYE INCREASES QUARTERLY DIVIDEND

MEMPHIS, TN October 23, 2012 – Buckeye Technologies Inc. (NYSE:BKI) announced today that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.09 per common share payable on December 14, 2012 to shareholders of record as of the close of business on November 14, 2012.  The quarterly dividend represents a 12.5% increase over the $0.08 per common share paid last quarter.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.